Exhibit 5.1

Richard Segal

617 937 2332

rsegal@cooley.com

February 9, 2021

Vor Biopharma Inc.

100 Cambridgepark Drive, Suite 400

Cambridge, MA 02140

Ladies and Gentlemen:

We have represented Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 8,520,110 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 4,396,206 shares of Common Stock issuable pursuant to the Company’s 2015 Stock Incentive Plan (the “Existing Plan”), (ii) 3,457,787 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “New Plan”), (iii) 372,000 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the Existing Plan and the New Plan, the “Plans”) and (iv) 294,117 shares of Common Stock (the “Non-Plan Shares”) pursuant to a stock option grant outside of the Plans (the “Non-Plan Option”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans (and in the case of the Non-Plan Shares, in accordance with the resolutions adopted by the Board of Directors of the Company with respect to the Non-Plan Option), the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    500 Boylston Street    14th Floor    Boston, MA    02116

t: (617) 937-2300 f: (650) 937-2400    cooley.com

Vor Biopharma Inc.

February 9, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Richard Segal
Richard Segal

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116

t: (617) 937-2300 f: (650) 937-2400 cooley.com